Exhibit 10.1

ADVISORY AGREEMENT

This Advisory Agreement (the “Agreement”) is made effective July 19th, 2025 (the “Effective Date”), by and between Blake Elliot, Inc., a Florida corporation (the “Advisor”), and CaliberCos Inc., a Delaware corporation (the “Company”). The Advisor and the Company are also referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Company is in need of certain consulting and advisory services in connection with the Company’s recently implemented treasury strategy;

WHEREAS, the Company’s Board of Directors approved the formation of the Caliber Cypto Advisory Board (“CCAB”) on July 19th, 2025, a non-fiduciary Advisory Board designed to advise the Company’s management and Board of Directors in all matters related to the aforementioned treasury strategy, digital assets, crypto currency, and related matters.

WHEREAS, the Advisor, specifically its President, possesses considerable industry knowledge and experience in the treasury space that is valuable to the Company and has been asked to join CCAB as a member;

WHEREAS, the Advisor has agreed to perform certain consulting and advisory services for the Company, including providing strategic advice on corporate finance, and capital market matters as well as recommending and making introductions regarding legal, public relations/investor relations, audit, accounting and other corporate matters (collectively, the “Services”); and

WHEREAS, the Advisor, specifically its President, shall have the title: Advisor to the Chief Executive Officer of the Company and Member of the CCAB.

NOW, THEREFORE, in consideration of the mutual agreements and other premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1 – SCOPE OF WORK.

1.1          Services. The Company shall engage the Advisor to provide the Services described above. The Advisor shall not provide legal, tax, accounting, or regulatory compliance advice, nor guarantee specific outcomes. All decisions made by the Company, including those with respect to the Services, shall be the sole responsibility of the Company’s Management and Board of Directors.

1.2          Confidentiality. In order for the Advisor to perform the Services, it may be necessary for the Company to provide the Advisor with Confidential Information (as defined below) regarding the Company’s business and products. The Advisor agrees to be bound by the terms of Article 6 hereof. The Company agrees not to provide the Advisor with any material non-public information without the Advisor’s prior written consent.

1.3          Standard of Conduct. In rendering the Services under Agreement, the Advisor shall conform to high professional standards of work and business ethics. The Advisor shall not use time, materials, or equipment of the Company without the prior written consent of the Company.

1.4          Publicity. The Company shall not use the name, image, likeness, biography or any other identifying characteristics of the Advisor, specifically its President, or advertise, promote, or endorse the Services or the business of the Advisor in any press release, marketing materials, or other public disclosures without the prior written consent of the Advisor.

ARTICLE 2 – LIMITATIONS ON THE SERVICES.

2.1          Limitations on the Services. The Advisor represents and warrants, and the Company acknowledges, that the Advisor is not a licensed securities broker or dealer or a licensed investment advisor. Accordingly, the Advisor shall not, and shall have no authority, express or implied, to:

(a)	Sell any securities of the Company, offer to sell any securities of the Company, or solicit offers to purchase any securities of the Company;

(b)	Negotiate with any prospective purchaser of securities or potential acquirer of the Company on behalf of or as a representative of the Company;

(c)	Make any representations or warranties on behalf of the Company or with respect to the Company or any of the Company's securities;

(d)	Prepare or disseminate any documentation regarding the Company or any potential investment in or acquisition of the Company unless specifically authorized by the Company, or to engage in any general advertising or solicitation with respect to the Company or its securities;

(e)	Advise any potential investor or potential acquirer regarding any potential investment in or acquisition of the Company or the value of any securities or terms of any proposed transaction;

(f)	Disseminate term sheets, offering documents, business plans or any other Company information unless specifically authorized by the Company;

(g)	Receive or transmit funds to or from potential investors in or acquirers of the Company; or

(h)	Make any representation on behalf of the Company, except as expressly authorized in advance in writing from time to time by the Company and then only to the extent of such authorization.

(i)	Execute trades or handle assets on behalf of the Company or perform duties outside the scope of the Services set forth in Section 1.1 above.

ARTICLE 3 – INDEPENDENT CONTRACTOR.

3.1          Independent Contractor. The Advisor is an independent contractor and is not an employee, partner, agent, co-venturer, or fiduciary of, or in any other service relationship with, the Company. The Advisor is not authorized to speak for, represent, or obligate the Company in any manner without the prior express written authorization from an officer of the Company.

3.2          Taxes. The Advisor shall be responsible for all taxes arising from compensation pursuant to Section 4.1 below and shall be responsible for all payroll taxes and fringe benefits of the Advisor’s employees. Neither federal, nor state, nor local income tax, nor payroll tax of any kind, shall be withheld or paid by the Company on behalf of the Advisor or its employees. The Advisor understands that it is required to pay, according to law, the Advisor’s taxes and the Advisor shall, when requested by the Company, properly document to the Company that any and all federal and state taxes have been paid. All reimbursements pursuant to Section 4.2 below are not and shall not be reported to the Internal Revenue Service as taxable income.

3.3          Benefits. The Advisor and the Advisor’s employees shall not be eligible to participate in any employee pension, health, welfare, or other fringe benefit plan of the Company. No workers’ compensation insurance shall be obtained by the Company covering the Advisor or the Advisor’s employees.

ARTICLE 4 – COMPENSATION FOR SERVICES.

4.1          Compensation. As compensation for the Services, the Company shall issue to the President, Blake Janover, twenty five thousand (25,000) restricted stock units (RSU) of the Company’s Class A Common stock, as the natural-person designee pursuant to the Company’s 2024 Equity Incentive Plan or such other approved equity incentive plan registered under the Company’s Form S-8 (SEC Registration No. 333-280243) and delivered to the President within one business day of the date and time this Agreement is executed. The Advisor shall be issued an additional twenty five thousand (25,000) fully-paid, non-forfeitable shares of the Company’s Class A Common Stock to be issued in reliance on the private-placement exemption of Section 4(a)(2) of the Securities Act of 1933 (or another applicable exemption) subject to Rule 144, and restricted from sale until six months and one day following the execution of this Agreement. (the “Advisory Shares”) The Advisory Shares shall be credited to the Advisor’s book-entry account with the Company’s transfer agent through the Deposit/Withdrawal at Custodian (DWAC) system within two (2) business days of the execution of this Agreement. The Parties acknowledge that to the extent the President, Blake Janover, accepts any Advisory Shares, it is solely in that capacity, incurring no additional duties or liabilities. All representations, covenants, and indemnities in this Agreement remain those of the Advisor only, and the President shall have no personal liability therefor.

4.2          Expenses. The Company shall reimburse the Advisor for all reasonable travel expenses and other reasonable out-of-pocket expenses incurred in connection with the provision of the Services hereunder, provided that all such expenses must be pre-approved in writing by the Company. Such expenses will be reimbursed by wire transfer of immediately available funds promptly upon the request of the Advisor (but in any case, no later than five (5) business days following such request) to the account designated by the Advisor to the Company. Unless requested by the Company, in no event shall the Advisor submit its expenses to the Company more often than monthly.

ARTICLE 5 – TERM AND TERMINATION.

5.1          Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect for six (6) consecutive months thereafter (the “Term”).

5.2          Termination. Following the completion of the Term, either Party may terminate this Agreement at any time upon thirty (30) days’ advance written notice to the other Party. Such termination will not affect the Advisor’s right to retain the Advisory Shares issued pursuant to Section 4.1 above, which shall be deemed fully earned and irrevocably vested upon the execution of this Agreement.

5.3          Survival. The provisions of Articles 6, 8, 9, and 10 of this Agreement shall survive the termination of this Agreement and remain in full force and effect thereafter.

ARTICLE 6 – CONFIDENTIAL INFORMATION.

6.1          Obligation of Confidentiality. In performing the Services under this Agreement, the Advisor may be exposed to and will be required to use certain “Confidential Information” (as hereinafter defined) of the Company. The Advisor agrees that the Advisor will not and the Advisor’s employees, agents or representatives will not, use, directly or indirectly, such Confidential Information for any purpose other than providing the Services and will not use for the benefit of any person, entity or organization other than the Company, or disclose such Confidential Information without the written authorization of the Company, either during or after the Term of this Agreement, for as long as such information retains the characteristics of Confidential Information.

6.2          Definition. “Confidential Information” means information, not generally known, and proprietary to the Company or to a third party for whom the Company is performing work, including, without limitation, information concerning any patents or trade secrets, confidential or secret designs, processes, formulas, source codes, plans, devices or material, research and development, proprietary software, analysis, techniques, materials or designs (whether or not patented or patentable), directly or indirectly useful in any aspect of the business of the Company, any vendor names, customer and supplier lists, databases, management systems and sales and marketing plans of the Company, any confidential development or research work of the Company, or any other confidential information or proprietary aspects of the business of the Company. All information which the Advisor acquires or becomes acquainted with during the Term of this Agreement, whether developed by the Advisor or by others, which the Advisor has a reasonable basis to believe to be Confidential Information, or which is treated by the Company as being Confidential Information, shall be presumed to be Confidential Information. Confidential Information does not include information that (i) is or later becomes available to the public through no breach of this Agreement by the recipient; (ii) is obtained by the recipient from a third party who had the legal right to disclose the information to the recipient; (iii) is already in the possession of the recipient on the Effective Date; or (iv) is required to be disclosed by law, government regulation, or court order.

6.3          Property of the Company. The Advisor agrees that all plans, manuals and specific materials developed by the Advisor on behalf of the Company in connection with the Services rendered under this Agreement, are and shall remain the exclusive property of the Company. Promptly upon the expiration or termination of this Agreement, or upon the request of the Company, the Advisor shall return to the Company or destroy all documents and tangible items provided to the Advisor or created by the Advisor for use in connection with the Services to be rendered hereunder, including without limitation all Confidential Information, together with all copies and abstracts thereof.

ARTICLE 7 – NON– SOLICITATION.

7.1          Non-Solicitation. The Advisor covenants and agrees that during the Term of this Agreement, the Advisor will not, directly or indirectly, through an existing corporation, unincorporated business, affiliated party, successor employer, or otherwise, solicit, hire for employment or work with, on a part-time, consulting, advising or any other basis, other than on behalf of the Company, any employee or independent contractor employed by the Company while the Advisor is performing the Services for the Company.

ARTICLE 8 – DISPUTE RESOLUTION.

8.1          Arbitration. Any dispute, controversy, or claim arising out of or relating to this Agreement, including its breach, termination, or validity, shall be resolved by binding arbitration administered by the American Arbitration Association (AAA) under its Commercial Arbitration Rules. The arbitration shall be conducted by a single arbitrator in Scottsdale, Arizona or such other location as mutually agreed between the Parties. The arbitrator’s award shall be final and binding, and judgment may be entered thereon in any court of competent jurisdiction.

ARTICLE 9 – INDEMNIFICATION; LIMITATION OF LIABILITY.

9.1          Indemnification. The Company shall indemnify, defend and hold the Advisor and its affiliates, directors, officers, employees, contractors, representatives and agents harmless, at the Company’s expense, from and against any and all losses, liabilities, obligations, damages, third- party claims, demands, causes of action, costs and expenses of whatever form or nature (each, a “Claim” and collectively, “Claims”), including reasonable attorney’s fees and other costs of legal defense, arising out of or related to: (i) the Advisor’s rendering of Services under this Agreement; (ii) a material breach of any representation, warranty or covenant of the Company in this Agreement by the Company; (iii) the Company’s gross negligence or willful misconduct; or (iv) any other act or omission by or attributable to the Company in connection with this Agreement, except to the extent such indemnity is prohibited by law. The Company shall give prompt written notice to the Advisor of any proposed settlement of any Claim. Company may not, without the Advisor’s prior written consent, which the Advisor shall not unreasonably withhold, condition or delay, settle or compromise any Claim or consent to the entry of any judgment regarding which indemnification is being sought hereunder unless such settlement, compromise or consent: (X) includes an unconditional release of the Advisor from all liability arising out of such Claim; (Y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Advisor; and (Z) does not contain any equitable order, judgment or term (other than the fact of payment or the amount of such payment) that in any manner affects, restrains or interferes with the business of the Advisor; provided, however, that the indemnity contained in this Section 9.1 shall not apply to any Claims arising out of or related to the gross negligence or willful misconduct of the Advisor.

9.2            Limitation of Liability. In no event shall the Advisor be liable for any indirect, incidental, special, exemplary, consequential, or punitive damages, or for any loss of profits or revenue, whether incurred directly or indirectly, arising out of or in connection with this Agreement, provided that such limitation shall not apply to damages resulting from Advisor’s gross negligence or willful misconduct. The Advisor’s total liability under this Agreement shall not exceed the total compensation received by the Advisor pursuant to this Agreement.

ARTICLE 10 – GENERAL PROVISIONS.

10.1          Severability. If any provision of this Agreement is determined to be invalid, illegal, or unenforceable in any respect by any court or arbitrator of competent jurisdiction, such provision shall be severed and shall not affect the validity or enforceability of the remaining provisions of this Agreement.

10.2          Governing Law; Attorneys’ Fees. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In the event of a dispute between the Parties related to the subject matter herein, the prevailing Party is entitled to recover reasonable attorneys’ fees, costs, and expenses incurred with respect to such dispute, including the cost of arbitration.

10.3          Entire Agreement. This Agreement constitutes the complete agreement and sets forth the entire understanding and agreement of the Parties as to the subject matter of this Agreement and supersedes all prior discussions and understandings in respect to the subject of this Agreement, whether written or oral.

10.4          Modification. No modification, amendment, termination or attempted waiver of this Agreement, or any provision thereof, shall be valid unless in writing signed by the Party against whom the same is sought to be enforced.

10.5          Waiver of Breach. The waiver by a Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any other or subsequent breach by the Party in breach.

10.6          Successors and Assigns. This Agreement may not be assigned by either Party without the prior written consent of the other Party; provided, however, that the Agreement shall be assignable by the Company without the Advisor’s consent in the event the Company is acquired by or merged into another corporation or business entity. The benefits and obligations of this Agreement shall be binding upon and inure to the Parties hereto, their successors and assigns. In addition, the Advisor may assign any and/or all of the compensation received hereunder to a third-party at its discretion. In the event of assignment hereunder, both Parties shall use commercially reasonable efforts to effectuate the intent of the assignment as may be required.

10.7          No Conflict. The Advisor represents and warrants that the Advisor has not previously assumed any obligations that would conflict with those undertaken by the Advisor under this Agreement.

10.8          Cooperation. The Parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

10.9          Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by fax or email (upon customary confirmation of receipt), or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the Party to be notified at such Party’s address as set forth in the signature pages hereto, or at such other address as any Party may designate by ten (10) days’ advance written notice to the other Party.

10.10          Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

COMPANY:

CALIBERCOS INC.

By:	/s/ John C. Loeffler II
Name:	John C. Loeffler II
Title:	Chief Executive Officer

Address:	8901 E Mountain View Rd, Suite 150 Scottsdale, AZ 85258

ADVISOR:

BLAKE ELLIOT, INC.

By:	/s/ Blake Janover
Name:	Blake Janover
Title:	President

Address:	335 E Linton Blvd, Suite B14 #2074 Delray Beach, FL 33483

Signature Page to

Advisory Agreement